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                                                                   EXHIBIT 10.1

                    THIRD AMENDMENT TO THE AMENDED AND RESTATED
                             COMMERCIAL LOAN AGREEMENT

This Third Amendment to the Amended and Restated Commercial Loan Agreement ("Third Amendment") is entered into by and between The Titan Corporation, a Delaware corporation ("Borrower"), Sumitomo Bank of California, a California banking corporation ("Sumitomo"), and Imperial Bank, a California banking corporation ("Imperial") (Sumitomo and Imperial are collectively referred to herein as the "Banks"), and Sumitomo in its capacity as agent for Sumitomo and Imperial ("Agent"), and is dated as of March 27, 1998. Reference is hereby made to (1) that certain Amendment to Agreement Re Release of Certain Titan Information Systems Corporation Collateral dated as of February 25, 1998 ("Second Amendment"), (2) that certain Agreement Re Release of Certain Titan Information Systems Corporation Collateral dated as of December 8, 1997 ("First Amendment"), and (3) that certain Amended and Restated Commercial Loan Agreement dated as of May 15, 1997 by and between Borrower, the Banks, and Agent; collectively the "Loan Agreement". Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Loan Agreement and Amendment to Existing Security Documents dated May 15, 1997. Any reference in the Amendment to Existing Security Documents to the Amended and Restated Commercial Loan Agreement, shall hereby be deemed to refer to the Loan Agreement.

                                     I. RECITALS

     A. It is contemplated that Titan, or wholly-owned subsidiaries of Titan, will acquire one hundred percent (100%) of the common stock of Validity Corporation ("Validity"), and Horizons Technology, Inc. ("Horizons"). Banks have approved these acquisitions per the consent letter dated March 25, 1998.

     B. In connection with these acquisitions, Borrower has requested that the Banks increase the Revolving Line of Credit to Thirty Million Dollars ($30,000,000).

     C. The Banks are willing to grant this request on the terms and subject to the conditions set forth below.

                                   II. AMENDMENT

Now, therefore, it is hereby agreed by and between the parties hereto as follows:

          1. Paragraph 1.1(a) of the Loan Agreement is hereby restated in its entirety as follows:

          1.1(a)    REVOLVING LINE OF CREDIT.  During the Availability Period,
Banks will provide a line of credit (the "Revolving Line of Credit") to Borrower. The maximum amount of the Revolving Line of Credit including the subline facility for letters of credit (the "Total Commitment") is Thirty Million Dollars ($30,000,000). Of the Total Commitment, Sumitomo's Commitment is Fifteen Million Dollars ($15,000,000) and Imperial's Commitment is Fifteen Million Dollars ($15,000,000). Upon execution of this Agreement, the respective Commitments of the Banks shall be as set forth above. Under no circumstances shall any Bank be obligated to advance more than its particular Commitment. The respective Commitments of the Banks may be assigned pursuant to SECTION 9.1 hereof. As used in this Agreement,


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"Pro Rata Share" means, as to any Bank at any time, the percentage equivalent
(expressed as a decimal, rounded to the fifth decimal place) at such time of such Bank's Commitment DIVIDED BY the total Commitment of all Banks. Sumitomo's initial Pro Rata Share is 0.50 and Imperial's initial Pro Rata Share is 0.50. Borrower's obligation to repay the Revolving Line of Credit is evidenced by two promissory notes (one in favor of Sumitomo and one in favor of Imperial) substantially in the forms of EXHIBITS A-1 AND A-2 attached herewith (collectively, the "Revolving Line Notes").

          2.        Paragraph 1.2 is hereby restated in its entirety as follows:

          1.2 AVAILABILITY PERIOD. The period under which Borrower may draw on the Revolving line of Credit ("Availability Period") is between the date of this Agreement and June 30, 1999 (the "Maturity Date"), unless Borrower is in default, in which event Banks need not make any advances.

          3. Paragraph 4.1(i) is hereby restated in its entirety as follows:

     4.1(i)         RELEASE DOCUMENTS.  Within 5 business days of closing the
acquisitions of Validity Corporation and Horizons Technology, Inc., Agent shall have received UCC-2 termination statements executed by the acquired companies' secured parties, allowing for permitted liens under Paragraph 6.10, and such other release documents as the Banks may require to release all liens in favor of such parties with respect to all property covered by the Security Documents.

          4. Paragraph 5.6 is amended only to the extent of replacing the date "December 31, 1996" with "December 31, 1997".

          5. Paragraph 6.2(e) is amended only to the extent of replacing the number "30" in line two of that paragraph with "60".

          6.        Paragraph 6.3 is hereby restated in its entirety as follows:

          6.3 QUICK RATIO. To maintain on a consolidated basis of the last day of each quarter, a ratio of Quick Assets to current liabilities of at least 1.05:1.00. As used herein, "Quick Assets" means cash, short-term cash investments, net trade receivables and marketable securities not classified as long-term investments. For purposes of computing this ratio, Current Liabilities shall include the outstanding balance under the Revolving Line of Credit.

          7.        Paragraph 6.4 is hereby restated in its entirety as follows:

          6.4 NET WORTH. To maintain on a consolidated basis as of the last day of each calendar quarter, a Net Worth in an amount at least equal to One Hundred and Three Million Dollars ($103,000,000), PLUS an amount equal to seventy-five percent (75%) of the cumulative sum of net income less cash dividends for each calendar quarter beginning with the calendar quarter ending June 30, 1998 and continuing on each calendar quarter thereafter (with the quarterly step-ups in the minimum Net Worth to be effective as of the last day of each calendar quarter); and no reduction or deduction in the permitted minimum Net Worth shall be made by reason of any losses during any quarter.


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          8.        Paragraph 6.5 is hereby restated in its entirety as follows:

          6.5 TOTAL LIABILITIES TO TANGIBLE NET WORTH. To maintain on a consolidated basis of the last day of each quarter, a ratio of Total Liabilities to Tangible Net Worth not exceeding 1.45:1.00 and, effective December 31, 1998 and thereafter, a ratio not exceeding 1.25:1.00. As used herein, (i) "Total Liabilities" means the sum of current liabilities plus long term liabilities, excluding the Subordinated Debt, and (ii) "Tangible Net Worth" means book net worth minus intangible assets (such as goodwill, patents, trademarks, trade names, organization expense, treasury stock, unamortized debt discount and expense, deferred research and development costs, capitalized software costs, license fees, deferred marketing expenses, and other like intangible, and monies due from affiliates, officers, directors or shareholders of Borrower) plus the Subordinated Debt. Deferred income taxes shall not be deemed intangible assets.

          9.        Paragraph 6.6 is hereby restated in its entirety as follows:

          6.6 PROFITABILITY. To maintain on a consolidated basis a positive net income before taxes and extraordinary items and a positive net income after taxes and extraordinary items on an annual basis and not to experience two consecutive quarters of losses.

          10.       Paragraph 6.7 is hereby deleted in its entirety.

          11.       Paragraph 6.8 is hereby restated in its entirety as follows:

          6.8 FIXED CHARGE COVERAGE RATIO. To maintain on a consolidated basis a Fixed Charge Coverage Ratio of at least 1.15:1.00. "Fixed Charge Coverage Ratio" means the sum of net income (or net loss), plus gross interest expense, plus depreciation, plus non-cash amortization, minus extraordinary income/gains, plus extraordinary non-cash expenses/losses, minus gains (or plus losses) on sales/dispositions of fixed assets, less capital expenditures (net purchase money financing), less any cash payments made under the terms of any acquisition agreements with regards to seller financing and covenants not to compete, less cash dividends, less cash stock purchases DIVIDED BY the sum of gross interest expense plus current portion of all indebtedness including capital leases. This covenant shall be measured beginning June 30, 1998. Calculation of this ratio (a) through December 31, 1998 shall be on the basis of year-to-date income statement results annualized, and (b) on a rolling four quarter basis thereafter; in either case, the balance sheet items shall not be annualized.

          12. Paragraph 6.9(d) is hereby restated in its entirety as follows:

          6.9(d) Debt and lease obligations reflected in the December 31, 1997 fiscal year end financial statement of Borrower submitted to Agent and Banks.


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          13.       Paragraph 6.10(c) is hereby restated in its entirety as
                    follows:

          6.10(c) Liens disclosed in the December 31, 1997 fiscal year end financial statement of Borrower submitted to Agent and Banks.

          14. Paragraph 6.13 is hereby restated in its entirety as follows:

          6.13 LOANS TO OFFICERS. Not to make any loans, advances, stock purchases, capital contributions or other extensions of credit to any of Borrower's executives, officers, directors, shareholders, employees (or any relative of any of the foregoing) or affiliates (i.e. companies which are minority owned or whose results are not consolidated in Borrower's financial statements) in excess of $75,000 to one individual or $400,000 in total in any fiscal year (other than those reflected in Borrower's December 31, 1997 fiscal year end financial statements).

          15. Paragraph 6.14 is hereby restated in its entirety as follows:

          6.14 Not to, without the prior written consent of all Banks (which consent will not be unreasonably withheld), acquire or purchase a business or its assets for a consideration (including assumption of debt, seller financing and net present value of covenants not to compete) in excess of One Million Dollars ($1,000,000).

          16.       Paragraph 6.26 is restated in its entirety as follows:

          6.26 Borrower will not transfer any of Borrower's assets to any subsidiary, affiliate or related entity without first obtaining the written consent of Banks, which consent shall not be unreasonably withheld in the case of a transfer of assets to a wholly owned subsidiary. At any time that Borrower forms a new subsidiary, affiliate, or other related entity, it will immediately notify the Banks of such formation and will, upon request of Agent or either of the Banks, execute and deliver a continuing guaranty, security agreement, and financing statement (UCC-1), together with such other documents required by Agent or either of the Banks, executed by such entity, providing assurance to Banks that Banks' lien on all of Borrower's assets and the assets of Borrower's subsidiaries, affiliates and related entities is a first lien on all such assets (and, without limiting the foregoing, Agent and Banks may condition the transfer of any such assets on the execution and delivery of such guaranties, security agreements, financing statements and other such documents). Borrower represents and agrees that at all times the security interest and lien of the Agent and the Banks in all assets of the Borrower and each of Borrower's subsidiaries, affiliates or related entities as to which security agreements, financing statements or other security documents have been provided, shall at all times remain a first position security interest and lien against such assets, subject to no other financing statements, liens or other prior encumbrances of any nature whatsoever; and Borrower shall at all times take all such actions as are

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                    necessary to maintain the first position priority of the
                    security interests and liens of Agent and Banks with respect to the assets of Borrower and all such subsidiaries, affiliates and other related entities.

          17. As additional consideration for entering into this Agreement, Borrower shall pay to Agent (a) for the sole benefit of Agent, a fee of Seven Thousand and Five Hundred Dollars ($7,500.00) which shall be payable substantially concurrently with the execution of this Agreement and on each anniversary thereafter, and (b) for the ratable benefit of Banks a commitment fee in the amount of Seventy Five Thousand Dollars ($75,000.00), which shall be payable substantially concurrently with the execution of this Agreement.

          18. The Loan Agreement and the existing security documents remain unmodified and in full force and effect, except as otherwise amended hereby and the occurrence of any default under this Amendment or the failure by Borrower to observe or perform any term, covenant or agreement contained in this Amendment, shall be deemed to be a default under the Loan Agreement and other Loan Documents.

          19. The Revolving Line Note in favor of Sumitomo is hereby amended and restated in its entirety as set forth on Exhibit A-1 hereto, and the Revolving Line Note in favor of Imperial is hereby amended and restated in its entirety as forth on Exhibit A-2 hereto. In connection herewith, Borrower shall execute each of the Amended Revolving Line Notes in favor of Sumitomo and Imperial.

          20. Agent may condition the effectiveness of this Third Amendment on all of the following conditions being satisfied (any of which Agent may, in its sole and absolute discretion, waive):

               a. Agent shall have received fully executed originals of this Third Amendment;

               b. The Consent of Guarantors, Grantors and Pledgors attached hereto shall be fully executed by each of the parties indicated therein;

               c. Borrower shall have paid all of the fees required in this Third Amendment, and any and all costs and expenses incurred by Agent, including without limitation reasonable attorneys' fees, in connection with this Third Amendment and the matters described herein; and

               d. Borrower shall deliver such additional documentation and information to Agent as Agent reasonably requests.

               This Amendment is executed as of the date first written above.

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                              "Borrower"

                              THE TITAN CORPORATION, A Delaware
                              corporation

                              By:/S/ ERIC M. DEMARCO
                                 --------------------
                                 Eric M. DeMarco
                                 Senior Vice President
                                 Chief Financial Officer



                              "Banks"

                              THE SUMITOMO BANK OF CALIFORNIA,
                              a California banking corporation,
                              in its individual capacity

                              By:/S/ SAJEDA SIMJEE
                                 -----------------------------
                                 Sajeda Simjee, Vice President


                              IMPERIAL BANK, a California banking
                              corporation

                               By:/S/ MICHAEL A. BERRIER
                                  -----------------------
                                  Michael A. Berrier, Vice
                                     President


                              "Agent"
                              THE SUMITOMO BANK OF CALIFRONIA, a
                              California banking corporation, as
                              Agent for itself and Imperial Bank


                              By:/S/ SAJEDA SIMJEE
                                 -----------------------------
                                 Sajeda Simjee, Vice President